HZO, INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of September 25, 2009 by and among hZo, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A attached hereto (each an “Investor,” and collectively the “Investors”), and the persons listed on Exhibit B hereto (each a “Key Holder,” and collectively the “Key Holders”).  The Key Holders and the Investors are referred to herein collectively as the “Voting Parties.”

WHEREAS, the Company proposes to sell shares of the Company’s Series A Preferred Stock (the “Series A Preferred”) to the Investors pursuant to the Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, Article III, Section 3.5(b) of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that (i) the holders of the Company’s Preferred Stock shall be entitled to elect two directors (the “Series A Directors”), (ii) the holders of the Company’s Common Stock, shall be entitled to elect one director (the “Common Director”) and (iii) the holders of the Company’s Common Stock and Preferred Stock, voting together as a single class on an as-converted basis shall be entitled to elect any additional directors (each an “Additional Director”); and

WHEREAS, as a condition to the Financing, the Voting Parties have agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Shares.  During the term of this Agreement, the Voting Parties each agree to vote all shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Shares”) in accordance with the provisions of this Agreement.

2. Board of Directors; Election

(a) Voting. During the term of this Agreement, each Voting Party agrees to vote all Shares in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors (the “Board”) the following individuals:

(i) The vSpring Designee (as defined below) as one the Series A Directors, so long as vSpring (as defined below) holds at least 1,000,000 shares of Series A Preferred (as adjusted for stock splits, stock dividends or distributions, recapitalizations and similar events);

(ii) The ZAGG Designee (as defined below) as one of the Series A Directors, so long as ZAGG (as defined below) holds at least 1,000,000 shares of Series A Preferred (as adjusted for stock splits, stock dividends or distributions, recapitalizations and similar events);

(iii) The CEO Designee (as defined below) as the Common Director; and

(iv) Two Mutual Designees (as defined below) Additional Directors.

(v) The NMI Designee (as defined below) as an Additional Director, if applicable, pursuant to Section 2(e) below.

(b) Designation of Directors.  The designees to the Board described above (each a “Designee”) shall be selected as follows:

(i) the “vSpring Designee” shall be chosen by vSpring III, L.P. (“vSpring”).

(ii) the “ZAGG Designee” shall be chosen by Zagg, Inc. (“ZAGG”).

(iii) The “CEO Designee” shall be the Company’s then serving Chief Executive Officer.

(iv) The “Mutual Designees” shall be chosen by a majority of the other then serving directors.

(v) The NMI Designee (as defined below), if applicable, pursuant to Section 2(e).

(c) Current Designees.  For the purpose of this Agreement, the current directors of the Company shall be deemed to be the following Designees: (i) Ed Ekstrom shall be deemed to be the vSpring Designee, (ii) Robert G. Pedersen II shall be deemed to be the ZAGG Designee and (iii)  Larry Harmer shall be deemed to be one of the Mutual Designees.

(d) Changes in Designees.  From time to time during the term of this Agreement, Voting Parties who hold sufficient Shares to select a Designee pursuant to this Agreement may, in their sole discretion:

(i) notify the Company in writing of an intention to remove from the Board any incumbent Designee who occupies a Board seat for which such Voting Parties are entitled to designate the Designee; or

(ii) notify the Company in writing of an intention to select a new Designee for election to a Board seat for which such Voting Parties are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such Board seat).

In the event of such an initiation of a removal or selection of a Designee under this section, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate stockholders, and the Voting Parties shall vote their Shares to cause the removal from the Board of the Designee or Designees so designated for removal and the election to the Company’s Board Directors of any new Designee or Designees so designated.

(e) Additional Directors.  Notwithstanding the above, if at any time Northeast Maritime Institute, Inc. (“NMI”) gives written notice to the Company that NMI desires representation on the Board and so long as NMI owns not less than five percent (5%) of the voting capital stock of the Company, then, the Company shall as soon as practicable undertake to increase the size of the Board to a total of seven (7) members.  In order to fill the resulting vacancies, each Voting Party shall cause to be elected to the Board one (1) additional Mutual Designee and, so long as NMI owns not less than five percent (5%) of the voting capital stock of the Company, one (1) individual designated from time to time in a writing delivered to the Company and signed by NMI (the “NMI Designee”).

(f) Board Observers.  Notwithstanding anything to the contrary herein, so long as NMI owns not less than five percent (5%) of the voting stock of the Company, the Company shall invite a representative of NMI, who shall initially be Eric Dawicki, to attend all regular meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets or a conflict of interest, or if NMI or its representative is a competitor of the Company.

3. Drag-Along Right.  If any Investor or the Company receives a bona fide offer from a person or entity that is not an Affiliate (as defined in Rule 405 of the Securities Act) of any Investor or the Company to effect a Change of Control Transaction (as defined below) and such transaction is approved by the Board and Investors holding two-thirds (2/3rds) or more of the shares of Series A Preferred Stock, each Investor and Key Holder hereby agrees to (i) vote all shares held by such Voting Party in favor of such Change of Control Transaction, (ii) to sell or exchange all shares of stock then held by such Voting Party pursuant to the terms and conditions of such Change of Control Transaction, (iii) not to assert any “dissenters” or similar statutory or legal right or otherwise challenge the Change of Control Transaction, and (iv) take any and all other steps required to consummate such Change of Control Transaction; subject to the following conditions:

(a) no Key Holder shall be required to provide any indemnification or contribution disproportionate to that of the Investors in light of the allocation of the proceeds from the sale, and the maximum obligation of any Voting Party under such provisions shall be limited to the amount of such Voting Party’s proceeds (whether cash or otherwise) from the sale;

(b) the consideration payable with respect to each share in each class or series as a result of such Change of Control Transaction is the same (except for cash payments in lieu of fractional shares) as for each other share in such class or series;

(c) each class and series of capital stock of the Company will be entitled to receive the same form of consideration (and be subject to the same indemnity and escrow provisions) as a result of such Change of Control Transaction;

(d) the payment with respect to each share of Common Stock is an amount at least equal to the amount payable in accordance with the Certificate, if such Change of Control Transaction were deemed a Liquidation Event (as defined therein); and

(e) no Key Holder (other than then current officers of the Company) will be required to make any representation, warranty or certification, or give an indemnity, other than regarding its ownership of the shares to be sold by it, the absence of any lien thereon, such Key Holder’s ability to take the actions required of such shareholder to consummate the sale of the Company, and the enforceability against such Key Holder of the agreements relating to such sale to which such Key Holder is a party.

4. Termination.  This Agreement shall automatically terminate upon the earlier of (i) the consummation of a Change of Control Transaction (as defined below) or (ii) at such time as the Investors owns less than 25% of the Series A Preferred originally purchased by the Investors (as adjusted for stock splits, stock dividends or distributions, recapitalizations and similar events).  The provisions of Section 3 shall automatically terminate upon the closing of the Company’s first firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock, with gross proceeds to the Company in excess of $25,000,000.

5. Additional Shares.  In the event that subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Change of Control Transaction) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

6. Restrictive Legend.  Each certificate representing any of the Shares subject to this Agreement shall be marked by the Company with a legend reading as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY

7. Miscellaneous

(a) Certain Definitions.

(i) “Change of Control Transaction” means (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(ii) Shares “held” by a Voting Party shall mean any Shares directly or indirectly owned (of record or beneficially) by such Voting Party or as to which such Voting Party has voting power.

(iii) “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law.

(b) Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

(i) if to an Investor, at the Investor’s address or facsimile number as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(ii) if to any Key Holder, at such address or facsimile number as shown in the Company’s records, or, until any such holder so furnishes an address or facsimile number to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(iii) if to the Company, to 3855 South 500 West, Suite J, Salt Lake City, UT 84115, Attn: President, or to such other address as the Company shall have furnished to the Investors.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer.  In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(c) Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

(d) Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

(e) Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(f) Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.

(g) Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.  No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

(h) Grant of Proxy.  Upon the failure of any Voting Party to vote their Shares in accordance with the terms of this Agreement, such Voting Party hereby grants to a stockholder designated by the Board a proxy coupled with an interest in all Shares owned by such party to vote such Shares in accordance with the terms of this Agreement, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 7(h) is amended to remove such grant of proxy.

(i) Not a Voting Trust.  This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.

(j) Specific Performance.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k) Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the holders of at least two-thirds (2/3rds) of the Shares held by the Voting Parties; provided, however, that if any amendment, waiver, discharge or termination operates in a manner that treats any Key Holder or Investor different from other Key Holders or Investors, as the case may be, the consent of such Key Holder or Investor shall also be required for such amendment, waiver, discharge or termination; and provided, further, that Investors purchasing shares of Series A Preferred Stock in a Subsequent Closing (as defined in the Purchase Agreement) may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this paragraph or any consent or approval of any other Investor.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Voting Party that has entered into this voting agreement.  Each Voting Party acknowledges that by the operation of this paragraph, the holders of two-thirds (2/3rds) of the Shares held by the Voting Parties will have the right and power to diminish or eliminate all rights of such Voting Party under this Agreement.

Notwithstanding the foregoing, the provisions of:

(i) Section 2(b)(i) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party or parties then entitled to designate the vSpring Designee;

(ii) Section 2(b)(ii) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party or parties then entitled to designate the ZAGG Designee;

(iii) Section 2(b)(iii) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of a majority-in-interest of the holders of Common Stock;

(iv) Section 2(b)(iv) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of a majority-in-interest of the holders of Common Stock and Series A Preferred, voting together as a single class; and

(v) Section 2(b)(v) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party or parties then entitled to designate the NMI Designee.

(l) No Waiver.  The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement.  The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(m) No Liability for Election of Recommended Directors.  Neither the Company, the Key Holders, the Investors, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

(n) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

(o) Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile copies of signed signature pages will be deemed binding originals.

(Signature page follows)

The parties have executed this Voting Agreement as of the date first above written.

“COMPANY”

HZO, INC.
a Delaware corporation

By:
Robert G. Pedersen II
President

“INVESTOR”

vSPRING III, L.P.
a Delaware limited partnership
By:           vSpring Management III, L.L.C.,
Its:           General Partner

By:
Name:           Ed Ekstrom
Title:           Managing Member

“INVESTORS”

NORTHEAST MARITIME INSTITUTE, INC.

By:

Name:

Title:

 “INVESTORS”

ZAGG, INC.

By:

Name:

Title:

“INVESTORS”

[ADDITIONAL INVESTOR]

By:

Name:

Title:

“KEY HOLDERS”

Robert G. Pedersen II

Eric Dawicki

Larry Harmer

Ed Ekstrom

CB Gordon

Brandon O’Brien

Brian Packer

Derek Smith

Sidney Martin

Exhibit A

INVESTORS

Investor
vSpring III, L.P. 2795 E. Cottonwood Pkwy., Suite 360 Salt Lake City, Utah 84121 Attn: Ed Ekstrom Tel: (801) 942.8999 Fax: (801) 942.1636
Northeast Maritime Institute, Inc. 32 Washington St. Fairhaven, MA 02719 Attn: President Tel: 800-767-4025 Fax: 508-992-1236
ZAGG, Inc. 3855 So. 500 W. Suite B Salt Lake City, UT 84115-4279 Attn: President Tel: 801-263-0699 Fax: [_________]
[Other Investors] [Address] Attn: [__________] Tel: [_________] Fax: [_________]

Exhibit B

KEY HOLDERS

Robert G. Pedersen II [address]
Eric Dawicki [address]
Larry Harmer [address]
Ed Ekstrom [address]
CB Gordon [address]
Brandon O’Brien [address]
Brian Packer [address]
Derek Smith [address]
Sidney Martin [address]